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Exhibit 10.7

EMPLOYMENT AGREEMENT

        This employment agreement ("Agreement") is dated as of June 30, 1999, and is entered into by and between DON E. COSBY ("Employee") and STATE NATIONAL BANCSHARES, INC., a Texas corporation ("Employer"). This Agreement is an amendment and restatement of the employment agreement previously entered into between the Employee and the Employer and completely supersedes and replaces such prior agreement. As an inducement to render services and superior performance to Employer, Employee and Employer agree as follows:

        1.    Employment.    Upon the terms and subject to the conditions contained in this Agreement, Employee agrees to provide full-time services for Employer during the term of this Agreement. Employee agrees to devote his best efforts to the business of Employer, and shall perform his duties in a diligent, trustworthy, and business-like manner, all for the purpose of advancing the business of Employer.

        2.    Duties.    The duties of Employee shall be those duties which can reasonably be expected to be and have been performed by a person with the title of Executive Vice-President and Chief Financial Officer of a major financial organization, and to which Employer and Employee may hereafter mutually agree in writing. Employee shall report directly to the Chief Executive Officer. Employee's duties may, from time to time, be changed or modified at the discretion of the Board, subject to the terms of this Agreement.

        3.    Salary and Benefits.

          (a)    Base Salary.    Employer shall, during the term of this Agreement, pay Employee an annual base salary of $175,000.00 beginning July 1, 1999. Such salary shall be paid in semi-monthly installments less applicable withholding and salary deductions. Base salary shall be reviewed and adjusted at least annually.

          (b)    Bonus.    Employee shall be eligible to receive an annual bonus for each year during the term of this Agreement as shall be determined by the Board.

          (c)    Reimbursement of Expenses.    Employer shall reimburse Employee for all out-of-pocket expenses incurred by Employee in the course of his duties, in accordance with normal policies. Employee shall be required to submit to Employer appropriate documentation supporting such out-of-pocket expenses as a prerequisite to reimbursement in accordance with normal policies.

          (d)    Employee Benefits.    Employee shall be entitled to participate in the employee benefit programs generally available to employees of Employer, and to all normal perquisites provided to senior executive officers of Employer and all such benefits and perquisites shall be consistent with those customarily received.

          (e)    Automobile Allowance.    During the term of this Agreement, Employer shall provide to Employee an automobile or pay the Employee an automobile allowance of at least $600.00 per month. Except for this automobile allowance, the Employer shall not be obligated to pay any other expenditure with respect to the ownership, operations, insurance or maintenance of the Employee's automobile. The Employee shall procure and maintain in force automobile liability insurance on such automobile with comprehensive coverage with extended coverage, collision coverage for the actual cash value of the vehicle with no more than a Five Hundred and No/100 Dollar ($500) deductible and for bodily injury, death, or property damage in limits no less than Three Hundred Thousand and No/100 Dollars ($300,000) for property damage and Three Hundred Thousand and No/100 Dollars ($300,000) for public liability.

          (f)    Benefits Not in Lieu of Compensation.    No benefit or perquisite provided to Employee shall be deemed to be in lieu of base salary or other compensation.

        4.    Term of Agreement.    This Agreement shall become effective and binding immediately upon its execution, and shall remain in effect until July 1, 2002, or until later termination if this Agreement is renewed under this Section 4. After July 1, 2002, this Agreement shall be automatically and continually renewed for an eighteen (18) month term at the end of each eighteen (18) month term, unless either Employer or Employee provides written notice of election not to renew at least ninety (90) days before the applicable renewal date. If Employer elects not to renew the term of this Agreement at any time after July 1, 2002, Employer shall pay as a service award to Employee, on or before the first day of the last eighteen (18) month period of this Agreement (including both the initial term and all renewal terms), the benefits described in Section 6 of this Agreement.

        5.    General Termination Provisions.    If either Employer or Employee terminates this Agreement under the provisions of this Section 5, Employer will be liable to Employee for all payments (if any) as described in Section 5, as follows:

          (a)    Termination by Employer.    The Board may terminate this Agreement under this Section 5 only upon the occurrence of one or more of the following events, and under the conditions described below.

            (i)    Disability.    If, during the term of this Agreement, Employee's employment terminates due to Disability, Employer shall pay to Employee all amounts payable under Section 3(a) above during the remaining term of this Agreement (as provided in Section 4 above). From and after the date of termination of this Agreement due to Disability, Employer shall pay to Employee until his death, an amount equal to 50% of the amount paid to Employee under Section 3(a) during the last calendar year of the term of this Agreement. All amounts payable under this Section 5(a) shall be paid in semi-monthly installments, less applicable withholdings for income taxes and employment taxes.

            (ii)   Termination for Cause.    Employer may discharge Employee for Cause, and, upon such termination, this Agreement shall terminate immediately and Employer shall have no further obligation to make payments under this Agreement which have not already become payable, but have not yet been paid.

          (b)    Termination by Employee.    Employee may voluntarily terminate this Agreement at any time following its execution. If Employee, however, shall voluntarily terminate his employment for other than Good Reason, this Agreement shall terminate immediately and Employer shall have no further obligation to make payments under this Agreement which have not already become payable, but have not yet been paid. Employee may terminate this Agreement for Good Reason under the provisions of Section 6.

        6.    Special Termination Provisions.    If Employer or Employee terminate this Agreement under the provisions of this Section 6, Employer shall be liable to Employee for all payments as described in this Section 6, as follows:

          (a)    Termination Without Cause and Termination for Good Reason.    If Employer shall discharge Employee without Cause or not renew the term of this Agreement at any time after July 1, 2002, or if Employee shall terminate his employment for Good Reason, then Employer shall pay to Employee in one lump sum within five (5) days of any such event, the following benefit:

            (i)    a monetary award payable in one lump sum in recognition of Employee's past service to Employer equal to (x) 125% of the Employee's base salary in effect at the time of termination or discharge combined with the greater of the bonus paid to the Employee for the previous year or the maximum bonus that would be paid under Employer's bonus award methodology for the year in which the termination or discharge of Employee occurred if Employee was employed at year end, multiplied by (y) three (all of which is further shown by the formula on Exhibit A attached hereto).

        7.    Excess Payments.    Notwithstanding any provision of this Agreement to the contrary, the termination and severance payments and non-cash benefits to which Employee is entitled (whether pursuant to the terms of this Agreement or otherwise), shall be reduced (unless prior shareholder approval that meets the requirements of Section 280G(b)(5)(B) of the Internal Revenue Code of 1986, as amended ("Code") is obtained) to the maximum amount that can be paid to Employee so that the aggregate present value of all payments that can be considered "parachute payments" (as defined in Section 280G of the Code), to which Employee is entitled does not equal or exceed 300% of Employee's "annualized includible compensation for the base period" as defined in the Code. In determining the amount of Employee's termination and severance payment and non-cash benefits pursuant to this Agreement, Employer shall first take into account any other payments or benefits to which Employee is entitled under any other agreement or understanding, which payments or benefits constitute parachute payments under the Code.

        8.    Definitions.

          (a)    Board.    "Board" shall mean the Board of Directors of the Employer.

          (b)    Cause.    Termination of employment for "Cause" shall mean that, prior to any termination pursuant to Section 5(a)(ii) hereof, Employee shall have committed:

            (i)    an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with Employer;

            (ii)   intentional wrongful damage to property of Employer;

            (iii)  intentional wrongful disclosure of trade secrets of Employer;

            (iv)  willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order; or

            (v)   intentional breach of corporate fiduciary duty involving personal profit.

For the purposes of this Agreement, no act, or failure to act, on the part of the Employee shall be deemed "intentional" unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that his action or omission was in the best interest of Employer. Notwithstanding the foregoing the Employee shall not be deemed to have been terminated for Cause hereunder unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the members of the Board then in office at a meeting of the Board called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with his counsel to be heard before the Board), finding that in the good faith opinion of the Board the Employee had committed an act set forth above in this Section 8(b) and specifying the particulars thereof in detail. Nothing herein shall limit the right of the Employee or his beneficiaries to contest the validity or propriety of any such determination.

          (c)    Disability.    "Disability" shall occur if Employee is incapacitated and absent from his duties hereunder on a full-time basis for four (4) consecutive months or for at least one hundred eighty (180) days during any twelve (12) month period. Employee shall be entitled to the disability benefits generally available to employees of Employer, and the disability payment provided for in this Section 5(a) shall be apart from and in addition to any disability benefits generally available to employees of Employer.

          (d)    Good Reason.    "Good Reason" shall mean:

            (i)    Without his express written consent, the assignment to Employee of any duties inconsistent with his positions, duties, responsibilities and status with Employer as of July 1, 1999, or a change in his reporting responsibilities, titles or offices as in effect on July 1, 1999, or any removal of Employee from or any failures to re-elect Employee to any of such positions, except in connection with the termination of his employment for Cause or as a result of his Disability or death, or termination by Employee other than for Good Reason;

            (ii)   A significant adverse change in the nature or scope of the authorities, powers, functions or duties attached to Employee's position with Employer, a reduction in the aggregate of Base Salary and bonus from the Employer, or the termination of the Employee's rights to any employee benefit plan, or the reduction in scope or value thereof without the prior written consent of the Employee, any of which is not remedied within ten (10) calendar days after receipt by Employer of written notice from the Employee of such change, reduction or termination, as the case may be;

            (iii)  A determination by the Employee made in good faith that he has been rendered substantially unable to carry out, or has been substantially hindered in the performance of, any of the authorities, powers, functions, responsibilities or duties attached to his position, which situation is not remedied within thirty (30) calendar days after receipt by the Employer of written notice from the Employee of such determination;

            (iv)  The Employer shall relocate its principal executive offices or require Employee to have as his principal location of work any location which is in excess of fifty (50) miles from the current location thereof or to travel away from his office in the course of discharging his responsibilities or duties hereunder more than thirty (30) consecutive calendar days or an aggregate of more than one hundred twenty (120) calendar days in any consecutive three hundred sixty-five (365) calendar-day period without in either case his prior consent;

            (v)   Failure by Employer to require any successor (whether direct or indirect, by purchase, merger consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by agreement in form and substance satisfactory to Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place; or

            (vi)  Any material breach of this Agreement by Employer.

        9.    Governing Law.    This Agreement is made and entered into in the State of Texas, and the laws of Texas shall govern its validity and interpretation in the performance by the parties of their respective duties and obligations.

        10.    Entire Agreement.    This Agreement constitutes the entire agreement between the parties concerning the employment of Employee, and there are no representations, warranties or commitments, other than those in writing executed by all of the parties. This is an integrated agreement.

        11.    Indemnification.    Following the date of this Agreement, Employer shall not take any action to amend Employer's Articles of Incorporation, or to amend any articles of incorporation or association of any corporation or bank, respectively, that is an affiliate of Employer, if such amendment would adversely affect Employee's right to receive indemnification from such corporation or bank.

        12.    Arbitration.    Any dispute, controversy, or claim arising out of or relating to this Agreement or breach thereof, or arising out of or relating in any way to the employment of the Employee or the termination thereof, shall be submitted to arbitration in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. In reaching his or her decision, the arbitrator shall have no authority to ignore, change, modify, add to or delete from any provision of this Agreement, but instead is limited to interpreting this Agreement. In the case of any arbitration or subsequent judicial proceeding arising after Employee's discharge or termination, Employee shall be awarded his or her costs, including attorneys' fees.

        13.    Assistance in Litigation.    Employee shall make himself available, upon the request of Employer, to testify or otherwise assist in litigation, arbitration, or other disputes involving Employer, or any of the directors, officers, employees, subsidiaries, or parent corporations of either, at no additional cost during the term of this Agreement and at any time following the termination of this Agreement; provided, however, that following termination of this Agreement Employer shall be paid One Thousand and No/100 Dollars ($1,000) per day or portion thereof, plus all associated out-of-pocket expenses for complying with this Section 14.

        14.    Notices.    Any notice or communication required or permitted to be given to the parties shall be delivered personally or sent by United States registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered as follows, or to such other address as the party addressed may have substituted by notice pursuant to this Section.

          (a)   If to Employer:

      State National Bancshares, Inc.
      P.O. Box 5240
      Lubbock, Texas 79408
      ATTENTION: Tom C. Nichols

          (b)   If to Employee:

      Don E. Cosby
      4713 96th Street
      Lubbock, Texas 79424

        15.    Nondisclosure of Confidential Information.    Employee agrees that during the term of this Agreement and thereafter, Employee will not disclose any information or data concerning the business or customers of Employer that is disclosed to Employee or acquired by Employee in confidence at any time during the period of his employment.

        16.    Binding Agreement.    This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If Employee should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee, or other designee, or, if there be no such designee, to his estate.

        17.    No Mitigation of Amounts Payable Hereunder.    Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Employee as the result of employment by another employer after the date of termination, or otherwise.

        18.    Captions.    The captions of this Agreement are inserted for convenience and are not part of the Agreement.

        19.    Severability.    In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any other respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement. This Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been a part of the Agreement and there shall be deemed substituted therefor such other provision as will most nearly accomplish the intent of the parties to the extent permitted by the applicable law. In case this Agreement, or anyone or more of its provisions, shall be held to be invalid, illegal or unenforceable within any governmental jurisdiction or subdivision.

        20.    Counterparts.    This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one in the same Agreement.

DATED: June 30, 1999

EMPLOYEE:
/s/ DON E. COSBY Don E. Cosby
STATE NATIONAL BANCSHARES, INC.
By:	/s/ TOM C. NICHOLS Tom C. Nichols, Chairman and CEO
By:	/s/ MARK MERLO Mark Merlo, Member of Compensation Committee
By:	/s/ JACK CARDWELL Jack Cardwell Member of Compensation Committee

EXHIBIT A

125% × (base salary in effect + greater
of bonus paid for previous year or maximum bonus for current year) × 3

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  Exhibit 10.7
EMPLOYMENT AGREEMENT
EXHIBIT A